                                                                    Exhibit 12.1


                       EQUITY OFFICE PROPERTIES TRUST AND
                           EQUITY OFFICE PREDECESSORS
                   STATEMENTS REGARDING COMPUTATION OF RATIOS
                               (DOLLARS IN 000'S)


                                                                Equity            Equity
                                     Equity       Equity        Office            Office
                                     Office       Office      Properties       Predecessors
                                   Properties   Properties     Trust for            for
                                     Trust        Trust     the period from   the period from
                                    for the      for the     July 11, 1997    January 1, 1997       Equity Office Predecessors
                                   Year Ended   Year Ended      through           through       Combined Historical for the Years
                                  December 31,  December 31,  December 31,       July 10,               Ended December 31,
                                      1999         1998           1997             1997           1996                    1995
                                  ------------  ------------ --------------   ---------------  -----------             ----------
Net Income before preferred
distributions, minority
interests -                         $430,412     $380,328       $ 94,962       $ 49,173         $ 68,087               $ 23,436
Operating Partnership, gains
from sales of property,
provision for value impairment
and extraordinary items

Plus Fixed Charges:
Interest expense                     413,995      338,611         76,675         80,481          119,595                100,566
Interest expense from
unconsolidated subsidiaries            9,116        8,580
Loan amortization cost                 4,693        6,404          4,179          2,771            4,275                  2,025
Taxes                                    654        1,664              0              0                0                      0
                                    --------     --------       --------       --------         --------               --------
Earnings                            $858,870     $735,587       $175,816       $132,425         $191,957               $126,027
                                    ========     ========       ========       ========         ========               ========

Fixed Charges:
Interest expense                    $413,995     $338,611       $ 76,675       $ 80,481         $119,595               $100,566
Interest expense from
unconsolidated subs                    9,116        8,580              0              0                0                      0
Capitalized interest                  18,030       15,077          1,890          3,669            4,640                  1,682
Loan amortization cost                 4,693        6,404          4,179          2,771            4,275                  2,025
Preferred distributions               43,603       32,202            649              0                0                      0
                                    --------     --------       --------       --------         --------               --------

Total Fixed Charges                 $489,437     $400,874       $ 83,393       $ 86,921         $128,510               $104,273
                                    ========     ========       ========       ========         ========               ========

Ratio of earnings to combined
fixed charges and preferred
share distributions                      1.8          1.8            2.1            1.5              1.5                    1.2
                                    ========     ========       ========       ========         ========               ========